Exhibit 4.6

Electro Energy Inc.

GUARANTY AGREEMENT

        GUARANTY AGREEMENT (as amended, restated, supplemented or otherwise modified, this “Guaranty” or this “Agreement”), dated as of March 31, 2006, is made by EEI TECHNOLOGIES, INC., a Delaware corporation (“Technologies”), MOBILE ENERGY PRODUCTS, INC. d/b/a ELECTRO ENERGY MOBILE PRODUCTS, INC., a Delaware corporation (“Mobile Products”), and EEI ACQUISITION CO., LLC, a Delaware limited liability company (“Acquisition”) (each a “Guarantor” and collectively the “Guarantors”), in favor of Context Capital Management, LLC (the “Collateral Agent”), as collateral agent for the ratable benefit of the investors (the “Holders”) in Electro Energy Inc., a Florida corporation and the parent corporation of the Guarantors (the “Issuer”), under the Note and Warrant Purchase Agreement, dated as of March 31, 2006 (as amended, modified, supplemented and/or restated from time to time, the “Purchase Agreement”), by and among the Issuer and the Holders.

STATEMENT OF PURPOSE

        Pursuant to the Purchase Agreement, the Holders are purchasing 8.5% Senior Secured Convertible Notes due 2010 of the Issuer in the aggregate principal amount of up to $11,000,000 (the “Notes”), and are being issued Warrants to purchase Common Stock of the Issuer, all upon the terms and subject to the conditions set forth therein.

        The Notes are secured by a pledge of certain collateral (the “Collateral”) pursuant to the Security Agreement, dated as of March 31, 2006 (the “Security Agreement”), by and among the Issuer, the Guarantors and the Collateral Agent.

        Each of the Guarantors is a direct or indirect Subsidiary of the Issuer.

        The Issuer and the Guarantors, though separate legal entities, comprise one integrated financial enterprise, and the proceeds from the sale of Notes will inure, directly or indirectly, to the benefit of each of the Guarantors.

        It is a condition precedent to the obligation of the Holders to purchase the Notes under the Purchase Agreement that the Guarantors shall have executed and delivered this Guaranty to the Collateral Agent.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Holders to enter into the Purchase Agreement and to purchase the Notes thereunder, the Guarantors hereby agree with the Collateral Agent, as follows:

ARTICLE I

DEFINED TERMS

        Section 1.1     Definitions. The following terms when used in this Guaranty shall have the meanings assigned to them below:

        “Additional Guarantor” means each direct or indirect Subsidiary of the Issuer which hereafter becomes a Guarantor pursuant to Section 4.17 hereof and Section 2.1(c) of the Security Agreement.

        “Applicable Insolvency Laws” means all Applicable Laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other “avoidance” provisions of Title 11 of the United States Code, as amended or supplemented).

        “Guaranteed Obligations” has the meaning set forth in Section 2.1.

        “Guaranty” means this Guaranty Agreement, as amended, restated, supplemented or otherwise modified.

        “Transaction Documents” means the collective reference to the Purchase Agreement, the Security Agreement and related documents, the Escrow Agreement the Notes, this Guaranty, and all further agreements, instruments, certificates and other documents executed and delivered by the Issuer and/or any Guarantor pursuant thereto.

        Section 1.2     Other Definitional Provisions. Capitalized terms used and not otherwise defined in this Guaranty, including the preambles and recitals hereof, shall have the meanings ascribed to them in the Security Agreement. In the event of a conflict between capitalized terms defined herein and in the Security Agreement, the Security Agreement shall control. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section references are to this Guaranty unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Guarantor, shall refer to such Guarantor’s Collateral or the relevant part thereof. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.

ARTICLE II

GUARANTY

        Section 2.1     Guaranty. Each Guarantor hereby, jointly and severally with the other Guarantors, unconditionally guarantees to the Collateral Agent and its successors, endorsees, transferees and assigns, the prompt payment and performance of all Obligations of the Issuer, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against the Issuer, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of the agreements and instruments evidencing such Obligations, including all renewals, extensions or modifications thereof (all such Obligations of the Issuer being hereafter collectively referred to as the “Guaranteed Obligations”). Upon payment by any Guarantor of any sums to the Collateral Agent, all rights of such Guarantor against the Issuer arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations.

        Section 2.2     Bankruptcy Limitations on Guarantors. Notwithstanding anything to the contrary contained in Section 2.1, it is the intention of each Guarantor and the Collateral Agent that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Guarantor or its assets, the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable Insolvency Laws after giving effect to Section 2.3. To that end, but only in the event and to the extent that after giving effect to Section 2.3 such Guarantor’s obligations with respect to the Guaranteed Obligations or any payment made pursuant to such Guaranteed Obligations would, but for the operation of the first sentence of this Section 2.2, be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 2.3, the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Guarantor’s obligations with respect to the Guaranteed Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this Section 2.2 and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the first sentence of this Section 2.2 shall in all events remain in full force and effect and be fully enforceable against such Guarantor. The first sentence of this Section 2.2 is intended solely to preserve the rights of the Collateral Agent hereunder against such Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such Guarantor, the Issuer, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

        Section 2.3     Agreements for Contribution.

        (a)        To the extent any Guarantor is required, by reason of its obligations hereunder, to pay to the Collateral Agent an amount greater than the amount of value (as determined in accordance with Applicable Insolvency Laws) actually made available to or for the benefit of such Guarantor on account of the Purchase Agreement, this Guaranty or any other Transaction Document, such Guarantor shall have an enforceable right of contribution against the remaining Guarantors, and the remaining Guarantors shall be jointly and severally liable for repayment of the full amount of such excess payment. Subject only to the subordination provided in Subsection 2.3(d), such Guarantor further shall be subrogated to any and all rights of the Collateral Agent against the Issuer and the remaining Guarantors to the extent of such excess payment.

        (b)        To the extent that any Guarantor would, but for the operation of this Section 2.3 and by reason of its obligations hereunder or its obligations to other Guarantors under this Section 2.3, be rendered insolvent for any purpose under Applicable Insolvency Laws, each of the Guarantors hereby agrees to indemnify such Guarantor and commits to make a contribution to such Guarantor’s capital in an amount at least equal to the amount necessary to prevent such Guarantor from having been rendered insolvent by reason of the incurrence of any such obligations.

        (c)        To the extent that any Guarantor would, but for the operation of this Section 2.3, be rendered insolvent under any Applicable Insolvency Law by reason of its incurring of obligations to any other Guarantor under the foregoing Subsections 2.3(a) and (b), such Guarantor shall, in turn, have rights of contribution to the full extent provided in the foregoing Subsections 2.3(a) and (b) against the remaining Guarantors, such that all obligations of all of the Guarantors hereunder and under this Section 2.3 shall be allocated in a manner such that no Guarantor shall be rendered insolvent for any purpose under Applicable Insolvency Law by reason of its incurrence of such obligations.

        (d)        Notwithstanding any payment or payments by any of the Guarantors hereunder, or any set-off or application of funds of any of the Guarantors by the Collateral Agent, or the receipt of any amounts by the Collateral Agent with respect to any of the Guaranteed Obligations, none of the Guarantors shall be entitled to be subrogated to any of the rights of the Collateral Agent against the Issuer or the other Guarantors or against any collateral security held by the Collateral Agent for the payment of the Guaranteed Obligations, nor shall any of the Guarantors seek any reimbursement from the Issuer or any of the other Guarantors in respect of payments made by such Guarantor in connection with the Guaranteed Obligations, until all amounts owing to the Collateral Agent on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the ratable benefit of the Collateral Agent, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Collateral Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in the order set forth in the Purchase Agreement.

        Section 2.4     Nature of Guaranty.

        (a)        Each Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Purchase Agreement or any other Transaction Document or any other agreement, document or instrument to which the Issuer or any Subsidiary is or may become a party;

(ii) the absence of any action to enforce this Guaranty, the Purchase Agreement or any other Transaction Document or the waiver or consent by the Collateral Agent with respect to any of the provisions of this Guaranty, the Purchase Agreement or any other Transaction Document;

(iii) the existence, value or condition of, or failure to perfect any Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Collateral Agent in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty); or

(iv) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by each Guarantor that, subject to the first sentence of Section 2.2, its obligations under this Guaranty shall not be discharged until the final indefeasible payment and performance, in full, of the Guaranteed Obligations.

        (b)        Each Guarantor represents, warrants and agrees that its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Collateral Agent or the Issuer, whether now existing or which may arise in the future.

        (c)        Each Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty, and all dealings between the Issuer and any of the Guarantors, on the one hand, and the Collateral Agent, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

        Section 2.5     Waivers. To the extent permitted by law, each Guarantor expressly waives all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):

        (a)        any rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Collateral Agent to proceed in respect of the Obligations against the Issuer or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Guarantor;

        (b)        any defense based upon the failure of the Collateral Agent to commence an action in respect of the Guaranteed Obligations against the Issuer, such Guarantor, any other guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;

        (c)        any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its obligations under, or the enforcement by the Collateral Agent of this Guaranty;

        (d)        any right of diligence, presentment, demand, protest and notice (except as specifically required herein) of whatever kind or nature with respect to any of the Guaranteed Obligations and waives, to the extent permitted by Applicable Law, the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty; and

        (e)        any and all right to notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Collateral Agent upon, or acceptance of, this Guaranty.

        Each Guarantor agrees that any notice or directive given at any time to the Collateral Agent which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Collateral Agent, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Collateral Agent has specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Purchase Agreement and the other Transaction Documents and, but for this Guaranty and such waivers, the Collateral Agent would decline to enter into the Purchase Agreement and the other Transaction Documents.

        Section 2.6     Modification of Transaction Documents, etc. The Collateral Agent shall not incur any liability to any Guarantor as a result of any of the following, and none of the following shall impair or release this Guaranty or any of the obligations of any Guarantor under this Guaranty:

        (a)        any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Guaranteed Obligations;

        (b)        any action under or in respect of the Purchase Agreement or the other Transaction Documents in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refrain from exercising any such remedies, powers or privileges;

        (c)        any amendment or modification, in any manner whatsoever, of the Transaction Documents;

        (d)        any extension or waiver of the time for performance by any Guarantor, any other guarantor, the Issuer or any other Person, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Transaction Document, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

        (e)        the taking and holding security or Collateral for the payment of the Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Collateral Agent has been granted a Lien, to secure any indebtedness of any Guarantor, any other guarantor or the Issuer to the Collateral Agent;

        (f)        the release of anyone who may be liable in any manner for the payment of any amounts owed by any Guarantor, any other guarantor or the Issuer to the Collateral Agent; or

        (g)        any modification or termination of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor, any other guarantor or the Issuer are subordinated to the claims of the Collateral Agent.

        Section 2.7     Demand by the Collateral Agent. In addition to the terms set forth in this Article II and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations are declared to be immediately due and payable, then the Guarantors shall, upon demand in writing therefor by the Collateral Agent to the Guarantors, pay all or such portion of the outstanding Guaranteed Obligations due hereunder then declared due and payable.

        Section 2.8     Remedies. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may enforce against the Guarantors their respective obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Collateral Agent hereunder, under the Purchase Agreement or the other Transaction Documents or otherwise.

        Section 2.9     Benefits of Guaranty. The provisions of this Guaranty are for the benefit of the Collateral Agent and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Issuer and the Collateral Agent, the obligations of the Issuer under the Transaction Documents. In the event all or any part of the Obligations are transferred, endorsed or assigned by the Collateral Agent to any Person or Persons as permitted under the Purchase Agreement, any reference to a “Collateral Agent” herein shall be deemed to refer equally to such Person or Persons.

        Section 2.10     Termination; Reinstatement.

        (a)        Subject to Subsection 2.10(c) below, this Guaranty shall remain in full force and effect until all the Guaranteed Obligations shall have been indefeasibly paid in full.

        (b)        No payment made by the Issuer, any Guarantor, or any other Person received or collected by the Collateral Agent from the Issuer, any Guarantor, or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the obligations of the Guarantors or any payment received or collected from such Guarantor in respect of the obligations of the Guarantors), remain liable for the obligations of the Guarantorsup to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations shall have been indefeasibly paid in full.

        (c)        Each Guarantor agrees that, if any payment made by the Issuer or any other Person applied to the Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be refunded by the Collateral Agent to the Issuer, its estate, trustee, receiver or any other Person, including, without limitation, anyGuarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, each Guarantor’s liability hereunder (and any Lien or Collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered (and if any Lien or Collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien or Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment (or any Lien or Collateral securing such obligation).

        Section 2.11     Payments. Payments by the Guarantors shall be made to the Collateral Agent, to be credited and applied to the Guaranteed Obligations in accordance with the Purchase Agreement, in immediately available Dollars to the account designated by the Collateral Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        To induce the Holders to purchase the Notes, each Guarantor hereby represents and warrants that:

        Section 3.1     Existence. Such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization.

        Section 3.2     Authorization of Agreement; Enforceability. Such Guarantor has the right, power and authority to execute, deliver and perform this Guaranty and has taken all necessary corporate, limited liability company or other organizational action to authorize its execution, delivery and performance of this Guaranty. This Guaranty has been duly executed and delivered by the duly authorized officers of such Guarantor and this Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

        Section 3.3     No Conflict; Consents. The execution, delivery and performance by such Guarantor of this Guaranty will not, by the passage of time, the giving of notice or otherwise, violate any material provision of any Applicable Law or contractual obligation of such Guarantor and will not result in the creation or imposition of any Lien upon or with respect to any property or revenues of such Guarantor. No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other Person (including, without limitation, any stockholder or creditor of such Guarantor), is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty.

        Section 3.4     Litigation. No actions, suits or proceedings before any arbitrator or governmental authority are pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or against any of its properties with respect to this Guaranty or any of the transactions contemplated hereby.

        Section 3.5     Title to Assets. Such Guarantor has a valid leasehold interest in the real property leased by it, and has good title to all of its personal property sufficient to carry on its business free of any and all Liens of any type whatsoever, except Permitted Liens.

        Section 3.6     Solvency. As of the Closing Date (or such later date upon which such Guarantor became a party hereto), such Guarantor (i) has capital sufficient to carry on its business and transactions and all business and transactions in which it engages and is able to pay its debts as they mature, (ii) owns property having a value, both at fair valuation on a going concern basis, and at present fair saleable value on a going concern basis, greater than the amount required to pay its probable liabilities (including contingencies), and (iii) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature, subject in each case to the first sentence of Section 2.2.

        Section 3.7     Limitation. In the event and to the extent of any express inconsistency between this Article III and the representations and warranties made with respect to any of the Guarantors in the Purchase Agreement, such representations and warranties in the Purchase Agreement shall qualify this Article III and shall be controlling over this Article III.

ARTICLE IV

MISCELLANEOUS

        Section 4.1     Amendments in Writing. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by means of a writing executed by the parties hereto and acknowledged in writing by the Collateral Agent.

        Section 4.2     Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 18 of the Purchase Agreement; provided that notices and communications to the Guarantors shall be directed to the Guarantor, at the address of the Issuer set forth in Section 18 of the Purchase Agreement.

        Section 4.3     Enforcement Expenses, Indemnification.

               (a)        Each Guarantor agrees to pay or reimburse the Collateral Agent for all its reasonable costs and expenses incurred in connection with enforcing or preserving any rights under this Guaranty and the other Transaction Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Collateral Agent.

               (b)        Each Guarantor agrees to pay, and to save the Collateral Agent harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Guaranty.

               (c)        Each Guarantor agrees to pay, and to save the Collateral Agent harmless from any and all liabilities, obligations, losses, damages, penalties, costs and expenses in connection with actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guaranty to the extent the Issuer would be required to do so pursuant to the Purchase Agreement and/or the Security Agreement.

               (d)        The agreements in this Section 4.3 shall survive repayment of the Obligations and all other amounts payable under the Purchase Agreement and the other Transaction Documents.

        Section 4.4     Governing Law. This Guaranty shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

        Section 4.5     Consent to Jurisdiction and Venue.

        (a)        Each Guarantor hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in New York, New York (and any courts from which an appeal from any of such courts must or may be taken) in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Transaction Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. Each Guarantor hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Collateral Agent in connection with this Agreement, the Notes or the other Transaction Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, by registered or certified mail, return receipt requested, in the manner specified in Section 18 of the Purchase Agreement. Nothing in this Section 4.5 shall affect the right of the Collateral Agent to serve legal process in any other manner permitted by Applicable Law or affect the right of the Collateral Agent to bring any action or proceeding against any Guarantor or its properties in the courts of any other jurisdictions.

        (b)        The Guarantors hereby irrevocably waive any objection each may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Guaranty, any other Transaction Document or the rights and obligations of the parties hereunder or thereunder. The Guarantors irrevocably waive, in connection with such action, claim or proceeding, any plea or claim that the action, claim or proceeding has been brought in an inconvenient forum.

        Section 4.6     Preservation of Remedies, Damages

        (a)       Preservation of Certain Remedies. The parties hereto and the other Transaction Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Transaction Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self-help including peaceful occupation of property and collection of rents, set-off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a dispute.

        (a)       No Punitive/Exemplary Damages. The Collateral Agent and each Guarantor hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Transaction Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any dispute, whether such dispute is resolved through arbitration or judicially.

        Section 4.7     Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE LENDER AND EACH GUARANTOR HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

        Section 4.8     No Waiver by Course of Conduct, Cumulative Remedies. The Collateral Agent shall not by any act (except by a written instrument pursuant to Section 4.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising on the part of the Collateral Agent, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

        Section 4.9     Successors and Assigns. This Guaranty shall be binding upon and shall inure to the benefit of each Guarantor (and shall bind all Persons who become bound as a Guarantor under this Guaranty), the Collateral Agent and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guaranty without the prior written consent of all holders of Obligations.

        Section 4.10     Severability. If any provision hereof is held by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent in order to carry out the intentions of the parties hereto as nearly as may be possible; and (b) the invalidity or unenforceability of any provisions hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

        Section 4.11     Headings. The various headings used in this Guaranty are for convenience of reference only and shall not affect the meaning or interpretation of this Guaranty or any provisions hereof.

        Section 4.12     Counterparts. This Guaranty may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

        Section 4.13     Set-Off. Each Guarantor hereby irrevocably authorizes the Collateral Agent, at any time and from time to time during the continuance of an Event of Default, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent to or for the credit or the account of such Guarantor, or any part thereof, in such amounts as the Collateral Agent may elect, against and on account of the obligations and liabilities of such Guarantor to the Collateral Agent hereunder, as the Collateral Agent may elect, whether or not the Collateral Agent has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Collateral Agent shall notify such Guarantor promptly of any such set-off and the application made by the Collateral Agent of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent under this Section 4.13 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Collateral Agent may have.

        Section 4.14     Integration. This Guaranty and the other Transaction Documents represent the agreement of the Guarantors and the Collateral Agent with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Transaction Documents.

        Section 4.15     Acknowledgements. Each Guarantor hereby acknowledges that:

        (a)        it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Transaction Documents to which it is a party;

        (b)        the Collateral Agent as such has no fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guaranty or any of the other Transaction Documents, and the relationship between the Guarantors, on the one hand, and the Collateral Agent as such, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

        (c)        no joint venture is created hereby or by the other Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby among the Collateral Agent or among the Guarantors and the Collateral Agent.

        Section 4.16     Releases. At such time as the Guaranteed Obligations shall have been indefeasibly paid in full, this Guaranty and all obligations (other than those expressly stated to survive such termination) of the Guarantors hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.

        Section 4.17     Additional Guarantors. Each direct or indirect Subsidiary of the Issuer that is required to become a party to this Guaranty pursuant to Section 2.1(c) of the Security Agreement shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Subsidiary of a supplement in form and substance satisfactory to the Collateral Agent.

        Section 4.18     Third Party Beneficiaries. Each Holder shall be considered a third party beneficiary to this Guaranty entitled to all the rights and benefits accruing to the Collateral Agent herein as if it were a direct party to this Guaranty.

[Signature Page to Follow]

        IN WITNESS WHEREOF, each of the Guarantors has executed and delivered this Guaranty by its duly authorized officer, all as of the date first set forth above.

EEI TECHNOLOGIES, INC.

By:	/s/ Martin G. Klein

Martin G. Klein
Chairman and Chief Executive Officer

MOBILE ENERGY PRODUCTS, INC. d/b/a ELECTRO ENERGY MOBILE PRODUCTS, INC.

By:	/s/ Martin G. Klein

Martin G. Klein
Chairman and Chief Executive Officer

EEI ACQUISITION CO., LLC

By:	/s/ Martin G. Klein

Martin G. Klein
Manager